FORM OF NOTICE OF ADDITIONAL PORTFOLIOS

November 17, 2016
State Street Bank and Trust Company
Josiah Quincy Building
200 Newport Avenue
North Quincy, Massachusetts 02171
Location Code: JQB5
Attention: Russell M. Donohoe

Re: Master Custodian Agreement - New Portfolio
Ladies and Gentlemen:

Please be advised that the undersigned Fund has established a new series of shares to be known as AMERICAN CENTURY QUANTITATIVE EQUITY FUNDS, INC. - AC ALTERNATIVES EMERGING OPPORTUNITIES TOTAL RETURN FUND (the “New Portfolio”).

In accordance with Section 18.6, the Additional Portfolios provision, of the Master Custodian Agreement dated as of July 29, 2011 (the “Custodian Agreement”) by and among each Fund party thereto and State Street Bank and Trust Company, the undersigned Fund hereby requests that your bank act as Custodian for the respective New Portfolio under the terms of the Custodian Agreement. In connection with such request, the undersigned Fund hereby confirms to you, as of the date hereof, its representations and warranties set forth in Section 18.7 of the Custodian Agreement. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Custodian Agreement.
Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.
Sincerely,
AMERICAN CENTURY QUANTITATIVE EQUITY FUNDS, INC. on behalf of AC ALTERNATIVES EMERGING OPPORTUNITIES TOTAL RETURN FUND
By: ______________________________________________________
Name: C. Jean Wade
Title: Vice President, Duly Authorized

State Street: Limited Access

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:    ____________________________________________
Name: Andrew Erickson
Title: Executive Vice President, Duly Authorized

Effective Date: ________, 2016

State Street: Limited Access